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GENOVESE DRUG STORES, INC.

Exhibit 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        Twelve Weeks Ended         Twenty-Eight Weeks Ended
                                      ------------------------     ------------------------
                                      August 18,    August 12,     August 18,    August 12,
                                        1995          1994           1995          1994
                                      ----------    ----------     ----------    ----------
Primary:

Weighted average shares
 outstanding (A)                       10,077         10,058        10,076         10,055

Equivalent shares--
 dilutive stock options (B)              --             --            --             --
                                      -------        -------       -------        -------
                                       10,077         10,058        10,076         10,055
                                      -------        -------       -------        -------
Net income                            $ 1,273        $ 1,438       $ 2,816        $ 3,136
                                      -------        -------       -------        -------

Net income per common
  share (A)                           $   .13        $   .14       $   .28        $   .31
                                      =======        =======       =======        =======


(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend distributed on January 5, 1995.

(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share for any period presented.

There is no significant difference between primary and fully diluted net income per common share.

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